Exhibit 10(xi)

                              EMPLOYMENT AGREEMENT

      This AGREEMENT (the "Agreement") is made as of November 4, 1999 (the "Agreement Date"), by and between The Stride Rite Corporation, a Massachusetts corporation with its headquarters located in Lexington, Massachusetts (the "Employer"), and David M. Chamberlain (the "Executive"). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

      1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement. The Executive's active employment shall commence on November 15, 1999 (the "Start Date").

      2. Capacity/Duties. The Executive shall serve the Employer as Chairman and Chief Executive Officer of the Employer. The Executive shall also serve the Employer in such other or additional related offices as the Executive may reasonably be requested to serve by the Board. The Executive shall be based at the Employer's headquarters in Lexington, Massachusetts, or such other headquarters as may be established by the Employer. The Executive shall have overall responsibility for the general management of the Employer, subject to the direction and authority of the Board of Directors of the Employer (the "Board"). The Executive shall preside at all meetings of the Board and shall be responsible for formulating and submitting to the Board matters of general policy for the Employer. The Executive additionally shall be responsible for the general supervision and control of the business and affairs of the Employer, subject in each case to the direction and authority of the Board. The Executive shall be responsible for developing, maintaining and enhancing the Employer's relationships and reputation with investors, customers, suppliers, analysts and the public at large. The Executive shall also perform such other duties as normally are incident to the office of Chief Executive Officer. The Executive acknowledges that his responsibilities in these capacities will require a substantial time commitment, frequent travel, and availability at any time the needs of the business so require. The Executive acknowledges the foregoing requirements of the position and represents that he is fully capable of performing the responsibilities from and after the Start Date. The Executive agrees that during his employment with the Employer his primary residence and that of his family will be in the greater Boston, Massachusetts area.

      3. Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement shall commence on the Start Date and end on November 30, 2002 (the "Term").

      4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

      (a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the "Salary") at the annual rate of Six Hundred Thousand Dollars ($600,000), subject to increase from time to time in the discretion of the Board or the Compensation Committee of the Board (the "Compensation Committee"), which will review the Salary at least annually. The

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      Salary shall be payable in periodic  installments  in accordance  with the
      Employer's usual practice for its senior executives. Any increase in the Executive's Salary shall not serve to limit or reduce any other obligation of the Employer hereunder and, after any such increase, the Executive's Salary shall not be reduced.

      (b) Bonus. Commencing during the Employer's 2000 fiscal year, the Executive shall be an "Eligible Employee" as that term is defined in the Employer's Annual Incentive Compensation Plan (the "Annual Incentive Plan") and may receive incentive compensation as provided by its terms. Pursuant to the Annual Incentive Compensation Plan, the Executive's "Bonus Percentage" (as defined) will be fifty percent (50%). The Executive's participation in the Annual Incentive Plan is subject to the terms and conditions of such plan, or any amended version of such plan or any successor or other annual incentive compensation plan which may be adopted and become legally effective during the Term. The Executive is also eligible to participate in the 1999 Executive Long-Term Bonus Plan in accordance with the terms and provisions of such plan. The Executive's level of participation will be as stated for the previous Chief Executive Officer of the Employer, pro-rated for the number of months of actual service of the Executive.

      (c) Stock Options. Effective as of the Start Date, the Executive is being awarded a non-qualified stock option to purchase up to Five Hundred Thousand (500,000) shares of the Employer's common stock at fair market value, which shall be the price at the close of trading on the New York Stock Exchange - Composite Index on the trading day immediately prior to the Employer's public announcement of the Executive's appointment to the position of Chairman and Chief Executive Officer. The non-qualified stock option as set forth herein shall vest upon issuance on the Start Date as to one hundred thousand (100,000) shares, with the balance to vest ratably in annual increments over a period of three (3) years, with the first deferred vesting date being the first anniversary of the Start Date. At the Board's discretion, additional grants of stock options may be awarded to the Executive, from time to time, under the prevailing terms and conditions of the Employer's current Stock Option Plan(s) or any successor plan.

      (d) Regular Benefits. The Executive shall be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

      (e) Car Allowance. The Executive shall receive a car allowance of Ten Thousand Dollars ($10,000) per year, prorated and payable in regular

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      installments  coinciding  with the  Employer's  normal pay  periods  for senior executives.

      (f) Vacation. The Executive shall be entitled to four (4) weeks paid vacation per year. Any carryover of unused vacation from one annual period to the next shall be subject to the policies and practices applicable to other senior executives of the Employer.

      (g) Relocation. The Executive shall be entitled to the benefits relating to the relocation of his residence from San Francisco, California, to the greater Boston, Massachusetts area, as provided in Exhibit A, Relocation, attached hereto and incorporated by reference.

      (h) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and practices of the Employer as in effect from time to time with respect to executives employed by the Employer.

      (i) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Except as provided in Exhibit A and as provided in the CoC Agreement, nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

      (j) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

      5. Extent of Service. During the Executive's employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board, devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board; provided that nothing in this Agreement shall be construed as preventing the Executive from:

      (a) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made;

      (b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement; or

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      (c)   serving  as  a  director  on  the  board  of  directors  of  Keeco
      Corporation,   Guckenheimer  Enterprises,   Inc.,  Wild  Oats,  Inc.  or
      Hugger-Mugger, Inc., or of other companies with the prior reasonable approval of the Board.

      6.    Termination  and   Termination   Benefits.   Notwithstanding   the
provisions of Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

      (a) Termination by the Employer for Cause. The Employer may terminate the Executive's employment for "Cause" upon a vote of the majority of the members of the Board and written notice to the Executive. For purposes of this Agreement, the following shall constitute "Cause" for such termination:

            (i) conviction of or plea of no contest to a felony or any crime of moral turpitude or admitting the commission of same;

            (ii) fraudulent conduct in connection with the business or affairs of the Employer or any affiliate of the Employer, regardless of whether said conduct is designed to defraud the Employer or others;

            (iii) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), not cured within fifteen (15) business days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

            (iv)  willful   engagement   by  the   Executive   in  conduct  or
            misconduct which is substantially injurious to the Employer, monetarily or otherwise; or

            (v) any intentional use or intentional appropriation for his use or benefit of any funds or properties of the Employer not authorized by the Board, or any material breach by the Executive of the Executive's obligations under the Employer's Conflict of Interest Policy or similar conflicts or self-dealing policies promulgated in writing from time to time, or his fiduciary duty of loyalty to the Employer.

      For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith without reasonable belief that his action or omission was in the best interests of the Employer.

      (b) Termination by the Executive. The Executive's employment under this Agreement may be terminated by the Executive by written notice to the Board at least ninety (90) days prior to such termination.

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      (c) Termination by the Employer Without Cause. The Executive's  employment under this Agreement may be terminated by the Employer without Cause upon a vote of the majority of the members of the Board and written notice to the Executive.

      (d) Termination by the Executive for Good Reason. The Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, "Good Reason" means the good faith determination by the Executive that any one or more of the following have occurred:

            (i)  without  the  express  written  consent of the  Executive,  the
            Employer  effects  any  material  change(s)  in any  of the  duties, authority, or responsibilities of the Executive which is (are) inconsistent in any substantial respect with the Executive's position, authority, duties, or responsibilities as contemplated by
            Section 2 of this Agreement, which action is not remedied by the Employer promptly after receipt of notice thereof given by the Executive; or

            (ii) any failure by the Employer to comply with any of the provisions of Section 4 of this Agreement, other than an insubstantial and inadvertent failure remedied by the Employer promptly after receipt of notice thereof given by the Executive.

      (e) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall cease to accrue on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Employer pursuant to Section 6(c) or
      Section 6(d) above and subject to the Executive's execution and delivery to the Employer of an irrevocable release of claims, in a form reasonably satisfactory to the Employer and the Executive, the Employer shall provide to the Executive the following termination benefits ("Termination Benefits"):

            (i) continuation of the Executive's Salary at the rate then in effect pursuant to Section 4(a);

            (ii) an amount equal to the bonus (prorated as provided herein) that would have been paid the Executive pursuant to the Employer's current Annual Incentive Plan or its successor, had the Executive's employment not been terminated prior to the end of the then applicable Annual Incentive Plan period, provided, however, that such amount shall be prorated to reflect the period ending with the fiscal quarter in which the Date of Termination occurred, and the said resulting amount is to be paid to the Executive no later than such time as the Employer pays its other executives under the Annual Incentive Plan;

            (iii) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C.ss. 1161 et seq. (commonly known as "COBRA"), with the cost of the regular

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            premium for such benefits  shared in the same relative  proportion by the Employer and the Executive as in effect on the Date of Termination; and

            (iv) provided the date of the termination of the Executive's employment with the Employer is prior to the first anniversary of the Start Date, the benefits set forth in Section 3 of Exhibit A relating to the relocation of his residence from the greater Boston, Massachusetts area to San Francisco, California or another residence location within the contiguous United States selected by the Executive in the Termination Benefits Period.

      The Termination Benefits set forth in (i) and (iii) above shall continue after the date of termination for a period of twelve (12) months; provided that in the event that the Executive commences any employment or self-employment during the period during which the Executive is entitled to receive Termination Benefits (the "Termination Benefits Period"), the remaining amount of Salary due pursuant to Section 6(e)(i) for the period from the commencement of such employment or self-employment to the end of the Termination Benefits Period shall be reduced by the amount of gross compensation which the Executive is entitled to receive from the new employer or self-employment and the payments provided under Section 6(e)(iii) shall cease effective as of the date of commencement of such employment or self-employment. Notwithstanding the foregoing, nothing in this Section 6(e) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 6(e)(iii) ceases. The Executive shall be obligated to give prompt notice of the date of commencement of any employment or self-employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which the Executive engages during the Termination Benefits Period.

      (f) Disability. The Employer may terminate this Agreement, after having established the Executive's inability to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, and if any questions arise as to whether the Executive is disabled so as to be unable to resume or continue performance and execution of such essential duties within a period not to exceed sixty
      (60) days in duration, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall, for the purposes of this Agreement, be conclusive of the issue. The Executive hereby agrees and acknowledges that even relatively short period of disability may prevent him from being able to perform the essential functions of his position, particularly during the start-up phase of his employment and that it would not be reasonable for the Employer to accommodate such a disability by reducing the Executive's duties or by allowing a leave of absence that would extend for more than

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      sixty (60) days.  The Executive  agrees to cooperate  with any  reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit to such certification, the Employer's determination of such issue shall be final and binding on the Executive. The Board may exercise the Employer's right to terminate the Agreement by giving to the Executive written notice of termination (the "Disability Notice"), and his employment with the Employer shall terminate effective on the 30th day after receipt of such
      notice  (the  "Disability  Effective  Date").   Notwithstanding  any  such
      Termination, the Executive shall continue to receive the Executive's full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer's policies) and benefits under Section 4(d) of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of one year dating from the Disability Effective Date.

      (g) Termination Pursuant to a Change of Control. Effective as of the Start Date, the Employer and the Executive are entering into the Employer's standard Change of Control Employment Agreement ("CoC Agreement") as previously approved by the Board. Notwithstanding anything to the contrary contained herein, in the event of a Change of Control, as defined in the CoC Agreement, the terms of the CoC Agreement shall govern. Absent a Change of Control, as so defined, the terms of this Agreement shall govern.

      (h) Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Employer and for which the Executive qualifies, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with the Employer or any of its affiliates. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

      (i) Date of Termination. "Date of Termination" means the date of actual receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), as the case may be; provided that (i) if the Executive's employment is terminated by the Employer for any reason other than Cause or Disability, the Date of Termination is the date on which the Employer notifies the Executive of such termination; (ii) if the Executive's employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Executive's employment is terminated due to the Executive's death, the Date of Termination shall be the date of death.

7.    Confidential Information, Noncompetition and Cooperation.

      (a)   Confidential    Information.    As   used   in   this   Agreement,
      "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its

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      business  and the  disclosure  of which could result in a  competitive  or other  disadvantage to the Employer.  Confidential  Information  includes,
      without  limitation,   financial  information,   reports,  and  forecasts;
      inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have
      access  in  connection  with  the  Executive's  employment.   Confidential
      Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under
      Section 7(b), or information known to the Executive prior to the Agreement Date.

      (b) Confidentiality. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

      (c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

      (d)  Noncompetition  and  Nonsolicitation.  During the Term and for twelve
      (12) months thereafter, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive's employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this

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      Section  7(d) are  intended  to protect  the  Employer's  interest  in its
      Confidential  Information and established employee,  customer and supplier
      relationships  and  goodwill,   and  agrees  that  such  restrictions  are
      reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" shall mean a business conducted anywhere in the United States which is competitive with any business which the Employer or any of its subsidiaries conducts or proposes to conduct at any time during the employment of the Executive, including, but not limited to, specialty retailing of infant's, toddler's and children's footwear, the design or manufacture of footwear of any type on the
      wholesale   level,   and  any  and  all   components  of  the   foregoing.
      Notwithstanding the foregoing, the Executive may (i) own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business and (ii) retain and exercise any and all stock, stock options and other stock-related rights presently held by him in Genesco Inc. Notwithstanding the foregoing provisions of this Section 7(d), if the Executive's employment is terminated by the Employer other than for Cause or disability, or if the Executive terminates his employment pursuant to Section 6(d), Section 7(d)(i) will not apply if, within thirty (30) days after such termination, the Executive elects in writing to waive any further Termination Benefits under Section 6(e).

      (e) Third-Party Agreements and Rights. The Executive hereby confirms that, to the best of his knowledge and belief, the Executive is not bound by the terms of any written agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

      (f) Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate reasonably with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate reasonably with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 7(f). The Employer shall compensate the Executive for services pursuant to this
      Section 7(f) rendered after the first anniversary of the termination of the Executive's employment with the Employer, at a reasonable per diem rate.

      (g) Nondisparagement. During the Executive's employment and for a period of twelve (12) months from the date of termination of the Executive's employment with the Employer, the Executive agrees not to take any action or make any statement, written or oral, to any current or former employee of the Employer or to any other person which disparages the Employer, its officers, directors, management, business practices, or harms the reputation of the Employer with its customers, suppliers, or the public.

      (h) Standstill Agreement . For a period of twelve (12) months from the date of termination of the Executive's employment with the Employer, the Executive agrees not to, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause to participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Employer; (ii) any tender or exchange offer, merger or other business combination involving the Employer; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Employer; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of the Employer; (b) form, join or in any way participate in a "group" (as defined in the 1934 Act) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Employer; (c) take any action which might force the Employer to make a public announcement regarding any of the types of matters set forth in subsection (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. The restrictions contained in this paragraph shall not be applicable to purchases solely for investment purposes aggregating less then 5% of the Employer's outstanding voting securities.

      (i) Injunction. The parties agree that it would be difficult to measure any damages caused which might result from any breach by the Executive or the Employer of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the parties agree that if one of the parties breaches, or proposes to breach, any portion of this Agreement, the other party shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to such party.

            8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's hiring, employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

      9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive
(a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

      10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

      11. Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

      12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, such portion or provision may be reformed by a court of competent jurisdiction to the extent necessary to render it legal or enforceable, and in any event shall be enforced to the extent permissible under the law, and the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

      14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the General Counsel, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

      15.   Amendment.  This  Agreement  may be amended or modified  only by a
written   instrument  signed  by  the  Executive  and  by  a  duly  authorized representative of the Employer.

      16. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

      17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

      18. Public Announcements. Neither the Executive nor the Employer shall make any public announcement, including, without limitation, press releases or media interviews, with respect to the terms of this Agreement or, if applicable, the termination of the Executive's employment with the Employer, except as is mutually approved by the parties (such approval not to be unreasonably withheld) and except as may be required by applicable law.

      IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Agreement Date.

EXECUTIVE                                 THE STRIDE RITE CORPORATION



      /s/ David M. Chamberlain            By:   /s/ Myles J. Slosberg
David M. Chamberlain                            Myles J. Slosberg
an individual                                   Chairman and CEO

                                    EXHIBIT A

                                   RELOCATION

The Executive shall be entitled to the following with respect to the relocation of his residence from San Francisco, California to the greater Boston, Massachusetts area, which relocation must be completed before (a date to be determined):

1. House Hunting Trips. Up to four (4) pre-relocation trips will be provided for the Executive and his spouse to locate temporary and/or permanent housing. The arrangements for such house hunting trips shall be coordinated through the Employer. Travel, meals, housing costs and a rental car are reimbursed for the Executive and his spouse to visit the new location for up to five (5) days per trip.

2. Temporary Living. The Executive shall be reimbursed for temporary living arrangements until the purchase of the Massachusetts Home, as defined below, but in no event after May 15, 2000. Such reimbursable living arrangements shall be the Employer's rate at the DoubleTree Guest Suites Hotel in Waltham, Massachusetts or a comparably priced hotel or apartment.

3. Moving Expenses. The Employer shall move the Executive's household goods, personal effects, automobiles and small boats. The Employer shall coordinate the move with its corporate moving consultant. The moving consultant will select, arrange and contract transportation carriers for all shipments. The cost will be paid directly by the Employer. The carrier shall handle normal packing, transportation and unpacking of goods. If storage is required, it will be provided for up to thirty (30) days, including handling and re-delivery to the Executive's new residence in Massachusetts. All shipments of household goods are insured by the applicable transportation company. The Employer will reimburse the Executive for any losses in excess of the carrier's liability, at replacement cost or the cost of repair, whichever is less. Money, securities, personal papers, jewelry, furs, watches and precious stones are excluded from insurance coverage. The Executive should hand carry or make other arrangements for the relocation of such items. An appraisal and/or list (with description and value) for all property will be required by the transportation company in advance of the move.

4. Selling San Francisco Home. The Executive shall be reimbursed for the reasonable and customary brokers commission (not to exceed One Hundred Thousand Dollars ($100,000), attorney's fees related to the title, transfer tax, document and recording fees incurred in the sale of the Executive's residence located at 2770 Broadway, San Francisco, California (the "California Home").

5.    Purchase  of  Massachusetts   Home.  With  respect  to  the  Executive's
      purchase of permanent residence in the greater Boston, Massachusetts area (the "Massachusetts Home"). The Executive shall be reimbursed for the following reasonable and customary fees and expenses: (i) attorney's fees related to the title; (ii) transfer and documentary taxes; (iii) recording fees for the deed and mortgage; (iv) home inspection fees; and (v) up to two percent (2%) of the first mortgage amount to cover origination fees and points (not to exceed Thirty Thousand Dollars ($30,000).

6. Bridge Loan. The Employer shall, at the Executive's request, provide a loan in the amount of One Million Dollars ($1,000,000) which will be secured by the equity value of the California Home (the "Bridge Loan"). The Employer reserves the right to have an independent real estate broker appraise the California Home. The Bridge Loan shall: (i) carry interest at a rate of one percentage point lower than the closing prime commercial lending rate as reported by Chase Manhattan Bank N.A. on the business day prior to the date of the Bridge Loan; (ii) be due and payable the earlier of: (x) the sale of the California Home; (y) termination of the Executive's employment with the Employer; or (z) 18 months from the date of the Bridge Loan; and (iii) be secured by a second mortgage on the California Home. Interest shall accrue on the Bridge Loan and shall be payable at the time the principal balance is due in accordance with 6 (ii), above. The Bridge Loan is subject to documentation reasonably acceptable to the Employer.

7. Taxes. In order to assist the Executive in alleviating the tax burden caused by the reimbursement of certain expenses arising from the relocation of the Executive by the Employer, the Employer shall pay to the Executive an amount sufficient to reimburse the Executive for additional Federal and State income taxes, including those applicable taxes on such reimbursement, incurred on that portion of the Executive's relocation expenses as provided in Sections 1, 2, 3, 4, 5 of this Exhibit A, which are not deductible under current Internal Revenue Service rules, regulations and interpretations. A record of all reimbursed relocation expenses shall be provided to the Executive by the Employer's Accounting Department at the end of the tax year. The tax allowance paid to the Executive shall be reported by the Employer as extra income and appropriate tax withheld.